EXHIBIT 3.1.5



                              TRAILER BRIDGE, INC.

                               AMENDMENT NO. 2 TO

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                            SERIES B PREFERRED STOCK

                            -------------------------

         Pursuant to Section 242 of the Delaware General Corporation Law

         The undersigned officer hereby certifies that:

         A. He is the duly elected and acting Chief Executive Officer of TRAILER BRIDGE, INC., a Delaware corporation (the "Corporation").

         B. On August 12, 2002, the Corporation filed with the Delaware Secretary of State a Certificate of Designations of Series B Preferred Stock (the "Designation") creating a series of 20,379 shares of preferred stock, par value $0.01 per share, designated as the "Series B Preferred Stock."

         C. Pursuant to resolutions duly adopted by the directors of the Corporation as of June 26, 2002, a committee of the board of directors comprised of the Chief Executive Officer and the General Counsel of the Corporation (the "Committee") was authorized and directed to file resolutions designating the Series B Preferred Stock and to make any and all amendments thereto necessary in order to allow for the continued listing of the Corporation's Common Stock on the Nasdaq National Market.

         D. Pursuant to such authority, on September 26, 2002, the Committee adopted a resolution increasing the number of shares of preferred stock designated as Series B Preferred Stock to 24,000 shares.

         E. Pursuant to Section 9(a) of the Designation, on September 26, 2002, the sole holder of the Series B Preferred Stock consented to such amendment by written consent.

         NOW, THEREFORE, the Designation is hereby amended as follows:

         1. Section 1 of the Certificate of Designations of Series B Preferred Stock is hereby amended to read in its entirety as:

                1. Designation. Twenty-four thousand (24,000) shares of preferred stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of the preferred stock designated as the Series B Preferred Stock (the "Series B Preferred Stock"). The



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                Corporation is authorized to issue fractional shares of Series
                B Preferred Stock.

         2. Except as amended hereby, the provisions of the Designation shall remain in full force and effect.

         IN WITNESS WHEREOF, Trailer Bridge, Inc. has caused this amendment to the Designation to be signed by its Chief Executive Officer as of the 26th day of September, 2002.

                                       TRAILER BRIDGE, INC.


                                       By: /s/ John D. McCown
                                          --------------------------------------
                                           John D. McCown
                                           Chief Executive Officer







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